Exhibit 99

Derma Sciences’ Shareholders Approve Reverse Stock Split

Reverse Split Puts Company on Path to Listing Shares on NASDAQ

PRINCETON, N.J., Nov 25, 2009 — Derma Sciences, Inc. (OTC Bulletin Board: DSCI) a specialty medical device/pharmaceutical company focused on advanced wound care, announced today that its shareholders granted Derma Sciences’ Board of Directors authority to implement a reserve stock split in the range of between 1-to-5 and 1-to-10.

Ed Quilty, Chairman and CEO of Derma Sciences, said, “We have filed an application to list our stock on the NASDAQ Global Market or NASDAQ Capital Market. The reverse stock split our stockholders approved at today’s special meeting will enable Derma Sciences to meet the minimum share-price requirements of the NASDAQ listing.”

Derma Sciences’ Board of Directors is expected to implement the reverse split in the near future. The precise reverse split ratio will be determined in accordance with then prevailing market conditions.

For the 20-day period following implementation of the reverse split, Derma Sciences’ ticker symbol will be “DSCID” to reflect the post-split price. Following that period, the ticker symbol will revert to “DSCI.”

About Derma Sciences

Derma Sciences is a specialty medical device / pharmaceutical company focusing on advanced wound care. Its key product, MEDIHONEY®, is sold throughout the world by Derma Sciences and Comvita New Zealand — the licensor of the patented honey-based technology — and is the leading brand of honey-based dressings for the management of wounds and burns. The product has been shown to be effective in a variety of wounds and burns, and was the focus of a positive large-scale randomized controlled trial on leg ulcers. Derma’s recently FDA cleared BIOGUARD(TM) Barrier Dressing is the Company’s latest new product entrant into the $14 billion global wound care market. The barrier technology was licensed from Quick-Med Technologies, Inc. in Q1 of 2007. Derma also has in development DSC127, a novel angiotensin analog for accelerated wound healing and scar reduction. DSC127 was licensed from the University of Southern California in Q4 of 2007. Patient enrollment for a Phase II study began in Q4 of 2008. Primary endpoint results from this study are expected to be announced within Q3 of 2010.

Forward-Looking Statements

Statements contained in this release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” are intended to identify forward-looking statements. Readers are cautioned that certain important factors may affect the Company’s actual results and could cause such results to differ materially from any forward-looking statements which may be made in this release or which are otherwise made by or on behalf of the Company. Factors which may affect the Company’s results include, but are not limited to, product demand, market acceptance, impact of competitive products and prices, product development, completion of an acquisition, commercialization or technological difficulties, the success or failure of negotiations and trade, legal, social and economic risks. Additional factors that could cause or contribute to differences between the Company’s actual results and forward-looking statements include but are not limited to, those discussed in the Company’s fillings with the Securities and Exchange Commission.

Contacts:	Derma Sciences, Inc.
Edward J. Quilty
Chairman and CEO
equilty@dermasciences.com
(609) 514-4744

The Investor Relations Group
Jason Strominger (Investor Relations)
Michael Crawford (Investor Relations)
Janet Vasquez (Public Relations)
212-825-3210